  Exhibit 10.02

Agreement

ACM Research (Shanghai), Inc.

And

[Investor]

June 2019

Contents
Article
1. Listing of the Company	2

2. Share Repurchase	3

3. Restriction on Investors’ Shareholding Ratio	3

4. Employee Options Plan	3

5. Liability for Breach and Indemnity	4

6. Confidentiality	4

7. Notice	4

8. Governing Law & Settlement of Dispute	4

9. Miscellaneous	5

[stamp]

This Agreement (hereafter referred to as “this Agreement”) is signed by and between the following parties in Shanghai on June 12, 2019:
A.
ACM Research (Shanghai), Inc. (hereafter referred to as the “Company”), a limited liability company (Uniform Social Credit Code: 91310000774331663A) incorporated and effectively existing in accordance with the laws of the People’s Republic of China (hereafter referred to as “China”, which, for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Region), having the registered address at Building 4, 1690 Cai Lun Road, China (Shanghai) Pilot Free Trade Zone; and
B.
[Investor] (hereafter referred to as the “Investor”), a [form of entity] (Uniform Social Credit Code: [●]) established and existing in accordance with the laws of China, having the registered address at [address].
The Investor and the Company are separately referred to as “one party” and collectively referred to as “both parties”.
WHEREAS:
1.
On the signing date of this Agreement, the Company and the Investor signed relevant capital increase agreement (hereafter referred to as “Capital Increase Agreement”), stipulating that the Investor will contribute part of the additional registered capital of the Company, or RMB [amount of additional registered capital subscribed by the Investor], in accordance with the terms and conditions set forth by the Capital Increase Agreement;
2.
After completion of the Current Investment stated in the Capital Increase Agreement (as defined in the Capital Increase Agreement), ACM Research, Inc. (hereafter referred to as the “Controlling Shareholder” or “ACMR”) will hold 95.99% of the equities of the Company, all the investors (as defined in the Capital Increase Agreement), including the Investor, will hold 3.34% of the equities of the Company, and the Investor will hold [●]% of the equities of the Company.
Both parties have now agreed to enter into this Agreement and further stipulate some affairs as follows:
1.
Listing of the Company

Both parties agree that they will exhaust respective every possible effort to cause and ensure the Company’s completion of the initial public offering and trading at the Science and Technology Innovation Board of Shanghai Stock Exchange (hereafter referred to as the “Exchange”) (hereafter referred to as “Listing”, subject to formal listing and trading of the Company shares at the Exchange) within three (3) years after completion of the Current Investment, and ensure that the valuation of the Company at the time of listing (namely, valuation of the Company in the listing plan as approved by the Exchange and/or China Securities Regulatory Commission (hereafter referred to as “CSRC”)) will be no lower than RMB 5,150 million (unless all the shareholders of the Company agree in one accord to adjust the aforesaid valuation).
Notwithstanding the aforesaid provision, if the Company has not finally realized the listing but the CSRC has decided to consent with the registration of the Company’s listing application upon the expiration of the three-year period as of the completion date of Current Investment (or any other date agreed by the Company, the Controlling Shareholder and all investors, including the Investor, in writing and in one accord after mutual consultation, hereafter referred to as the “Estimated Completion Date of Listing”), the Investor agrees and understands that it will not enjoy the right to require a share repurchase by the Company as described in Article 2 hereto.
Both parties further confirm that the Investor shall not sell or transfer the Company shares it holds in whatever form within one (1) year after the listing date of the Company (or a longer period stipulated by Laws of China or explicitly required by the CSRC or the Exchange). After expiration of the aforesaid period, (i) the Company shares held by the Investor will be tradable without restriction in relevant market, except that shares are forbidden for sale pursuant to mandatory provisions of the Laws of China; (ii) the total common shares issued by the Company shall satisfy minimum public circulation requirement for relevant market, and the aforesaid common shares will be tradable without restriction, except that shares are forbidden for sale pursuant to mandatory provisions of the Laws of China.

2.
Share Repurchase
2.1
Repurchase Options
Where the Company fails to realize the listing until the Estimated Completion Date of Listing, the Investor shall, within fifteen (15) days (hereafter referred to as “Exercise Period”) as of the Estimated Completion Date of Listing (or date extended in accordance with the provision below), be entitled to notify the Company (hereafter referred to as “Repurchase Notice”) in writing, requiring the Company (to the extent allowed by Laws of China) repurchase all or part of the Company shares then held by the Investor (hereafter referred to as “Proposed Repurchase Shares”) at such price and in such manner as is described in Article 2.2.
Notwithstanding the preceding provision, if the CSRC has received the registration application document submitted by the Company and is reviewing the document until the Estimated Completion Date of Listing, both parties agree that the starting time of the Exercise Period of the Investor as set forth by Article 2.1 herein shall be extended to the date when the CSRC decides not to register the Company’s registration application or the date when the Company withdraws the registration application document for the current listing.
2.2
Repurchase Price and Method
Unless both parties agree otherwise in writing, the price at which the Company will repurchase the Proposed Repurchase Shares from the Investor in accordance with Article 2.1 above shall be the same as the price of the Current Investment (that is, RMB13 for RMB1 of the registered capital).
To the extent allowed by Laws of China, the Company shall sign corresponding share repurchase agreement with the Investor, complete the repurchase of the Proposed Repurchase Shares held by the Investor in the form of capital reduction, and pay the repurchase price in full amount for the Proposed Repurchase Shares at the aforesaid price to the Investor within ninety (90) days after the Investor sends a Repurchase Notice (or a longer period agreed by both parties in one accord). The Company shall, within the period prescribed by Laws of China and the Share Repurchase Agreement, complete relevant change registration and filing procedure reflecting the repurchase of the Proposed Repurchase Shares, and the Investor shall take any necessary action (including signing all necessary documents) to help the Company complete relevant procedure.
2.3
The Investor further agrees that where the Company fails to realize the listing until the Estimated Completion Date of Listing (and such failure is not attributable to the Company), and in this event, the Company shall also have the right to notify the Investor in writing within the Exercise Period set forth in Article 2.1 and repurchase all or part of the Company shares then held by the Investor at such price and in such manner as is described in Article 2.2. In this case, the Investor shall take any necessary action (including signing all necessary documents) to help the Company complete relevant procedure.
3.
Restriction on Investors’ Shareholding Ratio
The Investor agrees and acknowledges that unless obtaining a prior written consent from the Company, the number of the Company’s shares or equities (including shares acquired by the Investor from the secondary market after the Company’s listing) held by the Investor (and its related party and/or persons acting in concert) directly or indirectly shall not exceed 5% of the total registered capital/shares of the Company in whatever situation.
4.
Employee Options Plan

For the purpose of stimulating employees of the Company, the Investor will agree and acknowledge that after completing the Current Investment, the Company will further determine the options incentive plan (hereafter referred to as the “Employee Options Plan”) declared by the Company before listing and implementing after listing in accordance with the Listing Rules of Shanghai Stock Exchange for Science and Technology Innovation Board, other applicable laws and regulations pertaining to listing. Subject to concrete provisions of applicable laws and regulations, the total size of the Employee Options Plan shall be no higher than RMB 13,906,000 and have an award price of RMB 10.4/share. For the aforesaid purpose, the Investor shall agree to take any necessary action (including without limitation to voting on and adopting relevant proposal, helping sign relevant necessary document and helping complete all necessary registration procedures in relevant internal resolution procedure of the Company) and cooperate with the Company to cause the formulation and implementation of concrete scheme for the Employee Options Plan.
5.
Liability for Breach and Indemnity
Where either party violates any article hereunder, the defaulting party shall be obligated to indemnify the loss of the other party arising out of such default, and the damage indemnity will not affect the other rights of the innocent party hereunder.
6.
Confidentiality
Without the prior written consent from the other party, either party shall not, and cause respective related party, advisor and representative not to, disclose this Agreement and any article hereof to any third person, unless (i) any party or related party requires corresponding disclosure in accordance with relevant applicable laws/regulations or regulatory requirement; (ii) either party makes necessary disclosure to its agent or advisor on condition that such agent and advisor will keep confidential the aforesaid disclosure content.
7.
Notice
7.1
When sending a notice under or in relation to this Agreement, either party hereto shall send it in writing to the following address, fax number or email address of the other party (or any other address, fax number or email address of the other party indicated through similar notice):
Company
Address: Building 4, 1690 Cai Lun Road, Pudong New District, Shanghai Municipality
Email: crystal.luo@acmrcsh.com
Attention: Luo Mingzhu
[Investor]
Address:
Email:
Attention:
7.2
If it is sent by fax or email, it shall be considered as delivered on the first working day after the sending date, but the notice shall be immediately delivered to the recipient for confirmation with the next day delivery service of the generally accepted express delivery company. If it is sent by fax or email, it shall be considered as delivered on the first working day after the sending date, but the notice shall be immediately delivered to the recipient for confirmation with the next day delivery service of the generally accepted express delivery company.
8.
Governing Law & Settlement of Dispute

8.1
The execution, validity, interpretation, performance and settlement of disputes with respect to this Agreement shall be governed by the Laws of China.
8.2
The default, termination or invalidity with respect to this Agreement, or any dispute arising out of or in connection with this Agreement shall be submitted to Shanghai International Arbitration Center for arbitration in accordance with then effective arbitration rules of the Center in Shanghai, and the arbitration language is Chinese. The arbitration ruling made by the arbitration court shall be final and legally binding upon both parties hereto.
9.
Miscellaneous
9.1
Validity and Termination
This Annotation shall take effect as of the Completion Date under the Capital Increase Agreement after duly signed by both parties and be automatically terminated on the date when the Company formally submits the listing registration application document to the Exchange.
9.2
Modification
Any revision or modification made to this Agreement shall take effect only after both parties sign a written agreement.
9.3
Assignment
Without the written consent from the other two parties, neither party shall transfer any of its rights or obligations under this Agreement.
9.4
Severability
Where any provision of this Agreement is declared illegal, invalid or unenforceable in whole or in part under applicable laws, such provision or part shall, to such extent, not be considered as part of this Agreement, and not affect the legality, validity and enforceability of the remaining part of this Agreement. Both parties shall negotiate with one another to replace the provision regarded as deleted with a provision that is legitimate, valid, acceptable and the most closest to the initial purpose of both parties under this Agreement.
9.5
Waiver
Any party’s failure to exercise, or delay in the exercise of, any right, power or privilege under this Agreement shall not be regarded as a waiver of such right, power or privilege, while the single or partial exercise of any right, power or privilege shall not hinder the exercise of any other right, power or privilege.
9.6
Language and counterparts
This Agreement is made in Chinese in two (2) counterparts, which is held by one (1) counterpart respectively.

[No text below]

[This page has no text and is a signing page for the Agreement]

This Agreement is signed by the duly authorized representatives of both parties on the date indicated on the first page of this Agreement.

ACM Research (Shanghai), Inc. (Stamp)

Signature: [signature]

Name: HUI WANG

Title: Legal Representative

[stamp] ACM Research (Shanghai), Inc.

[stamp:]

[This page has no text and is a signing page for the Agreement]

This Agreement is signed by the duly authorized representatives of both parties on the date indicated on the first page of this Agreement.

[Investor]

Signature:

Name:

Title: Legal Representative or Authorized Representative

[stamp]

[stamp:]